EXHIBIT (10.18)(ii)

AMENDMENT NO. 1 TO

ECOLAB INC.

CHANGE IN CONTROL SEVERANCE COMPENSATION POLICY

(as Amended and Restated Effective as of February 26, 2010)

WHEREAS, Ecolab Inc. (the “Company”) adopted an amended and restated Change in Control Severance Compensation Policy (the “Policy”) effective as of February 26, 2010; and

WHEREAS, the Company wishes to adopt a change to the Policy to provide for the exclusion of newly-elected officers that are also covered by a similar plan from participating and the coverage of such officers under the Policy upon the termination or expiration of such similar plan;

NOW THEREFORE, pursuant to the amending power reserved to the Company’s Board of Directors by Section 8.2 of the Policy, the Board of Directors adopted this Amendment No. 1 to the Policy on the 27th day of October, 2011.

Section 1

Section 3.1 is amended and restated to insert the following definition as a new subsection (j) and to adjust the current subsections (j) through (t) to accommodate the addition of such new subsection (j):

(j)                                     “Existing Agreement” means an employment, severance, change in control or other similar agreement not governed by this Policy (other than a stock option or restricted stock agreement or other form of participation document entered into pursuant to an Employer-sponsored plan which may incidentally refer to accelerated vesting or accelerated payment upon a change in control (as defined in such separate plan or document)) with the Company or a Subsidiary which becomes operative upon the occurrence of a change in control of the Company or such Subsidiary (as defined in such agreement) and which agreement is still in effect.  An Existing Agreement shall include any such agreement entered into prior to an entity becoming a Subsidiary and pursuant to which a change in control of the Subsidiary has already occurred.

Section 2

The definition of “Participant” under Section 3.1(o) is amended and restated in its entirety to the following:

(o)                                 “Participant” means an Executive who meets the eligibility requirements of Article IV hereof.

Section 3

Section 4.1 is amended and restated to read as follows:

Section 4.1                                      Participation.  Each person who is an Executive on the Effective Date shall be a Participant on the Effective Date.  Thereafter, each other person who becomes an Executive prior to both (a) a Change in Control and (b), unless specifically provided for by the Board at the time a Participant is elected as an Executive, the date a notice of termination of the Policy is provided under Section 8.1(a), shall automatically become a Participant on the day on which such person becomes an Executive.  Notwithstanding the foregoing, however, no Executive shall be a Participant if such person is a party to an Existing Agreement.  If an Executive is not eligible to become a Participant on the date such person would otherwise be so entitled solely because the person has entered into and is subject to an Existing Agreement, such person shall automatically become a Participant upon the termination or expiration of such Existing Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Ecolab Inc. has executed this Amendment No. 1 this 5th day of January, 2012.

ECOLAB INC.

By:	/s/Steven L. Fritze

Name:	Steven L. Fritze

Title:	Chief Financial Officer

Attest:

/s/James J. Seifert

Name:	James J. Seifert

Title:	General Counsel and Secretary